Exhibit 10.39

SAFETY SHOT, INC. CONSULTING AGREEMENT

September 23, 2024

VIA MAIL

Mr. Joel Schur

Core 4 Capital Corp.

sjoelschur@gmail.com

Dear Mr. Schur:

Safety Shot, Inc. (the “Company”) wishes to obtain the services of Core 4 Capital Corp., a New York corporation (“Consultant”, or “you”) as a consultant. You and the Company agree with each other that this agreement (the “Agreement”) contains the terms and conditions relating to the services that you are to provide and the consideration therefor.

1. Duties. You agree to diligently perform the services reasonably requested by the Company, including the duties and tasks described on Exhibit A attached hereto (the “Services”) as directed by the Chief Executive Officer and Chairman of the Board of the Company.

2. Term. This Agreement is for a six (6) month term commencing on October 1, 2024 (the “Effective Date”) and ending on March 31, 2025 (the “Term”). Either you or the Company may terminate this Agreement at any time for any reason or no reason, by providing thirty (30) days written notice. The partes intend to renew this Agreement for an additional six (6) month term at the end of the Term subject to further discussion and agreement amongst the Parties and approval by Company’s Compensation Committee. Notwithstanding the foregoing, the provisions of Sections 3-12 shall survive any termination of this Agreement.

3. Consideration. As full and exclusive consideration for all Services to be rendered and performed under this Agreement, you will receive the consideration specified on Exhibit A.

4. Expenses. You shall be reimbursed for all reasonable out-of-pocket business expenses incurred on behalf of the Company provided that the expenses are approved in advance by your supervisor, and you submit itemized expense reports in accordance with the Company’s procedures for reimbursable business expenses.

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5. Ownership of Intellectual Property.

a. Work For Hire: Subject to the terms set forth in Section 5(b), Consultant agrees and acknowledges that all Services provided for and on behalf of the Company, including, without limitation, all ideas, themes, promotional, advertising, work product, releases, marketing materials, designs, and all other materials developed, created and/or provided by Consultant in the furtherance of Services performed on behalf of the Company under this Agreement (collectively, the “Works”) shall constitute “works made for hire,” and that all right, title, and interest in and to the Works, and any and all derivative works made, or which possibly could be made, therefrom shall solely and exclusively be owned by the Company in perpetuity and throughout the world. In furtherance thereof, except as otherwise set forth in Section 5(b), Consultant shall neither have, nor lay claim to any right, title, or interest in and to any Works created hereunder. Without limiting the foregoing, the Company shall have the unrestricted, perpetual, and worldwide right, but not the obligation, to use, distribute, sell, copy, reproduce, and exploit the Works, and all material contained therein, by any method and by any medium, now known or hereafter created; provided, however, this Section 5(a) shall not apply to any Consultant Intellectual Property (as defined herein).

b. Consultant Intellectual Property: Notwithstanding the terms set forth in Section 5(a), the Company acknowledges that the Services delivered by Consultant under this Agreement may utilize, incorporate, or otherwise make use of the general know-how, intellectual property, improvements, ideas, inventions, processes, techniques, discoveries, programs, designs, technology, tools, software, documentation, information, trade secrets, business interests, proprietary information, and other materials developed, created or otherwise used by Advisor: (i) prior to the Effective Date, (ii) that are independently developed, created or otherwise used by Consultant outside of the Services contemplated by this Agreement, and/or (iii) that are otherwise not exclusively related to Consultant’s performance of Services on behalf of the Company under this Agreement (collectively, the “Consultant Intellectual Property”). All right, title and interest in and to all Consultant Intellectual Property shall be the sole and exclusive property of Consultant and shall vest and/or continue to vest in Consultant, regardless of whether such Consultant Intellectual Property is used in connection with Consultant’s performance of Services under this Agreement. Consultant shall be and remain the sole owner and/or licensee of the Consultant Intellectual Property; provided, during the Term of this Agreement and thereafter, Consultant hereby grants to the Company a non-exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral rights, mask works, trade secrets and other intellectual property rights relating to the Consultant Intellectual Property, solely as used in the Works in order for the Company to maintain, update, or otherwise use the Works for its intended purpose. Consultant does not grant to the Company any other license to use, execute, reproduce, display, perform, distribute copies of, or prepare derivative works of the Consultant Intellectual Property and does not authorize any other person or entity to do any or all of the foregoing in connection with the Company’s use of the Works. Nothing herein shall in any way limit Consultant from using the Consultant Intellectual Property in connection with the provision of services to third parties.

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6. Independent Contractor; No Agency. It is agreed that your Services are made available to the Company on the basis that that your relationship with the Company is solely that of an independent consultant or contractor. Accordingly, none of your employees will be eligible for any employee benefits, nor will the Company make any deduction from your fees for taxes, insurance, bonds or any other subscription of any kind. You are not an agent of the Company and do not have the authority to bind the Company, nor will you hold yourself out to third parties as having the authority to bind the Company.

7. Confidential Information: For purposes of this Agreement, the term “Confidential Information” shall mean certain valuable information, including without limitation customer information, business plans, marketing, sales and other related information, specifications, drawings, sketches, models, samples, data, financial information, contracts, vendors, employees, officers, directors, shareholders, notes, computer programs, documentation, and other technical and business information, in written, oral, graphic or other tangible form which is disclosed to you in written, graphic, recorded, photographic or any machine readable form or which is orally conveyed to you. You covenant and agree that you will use Confidential Information only for the purposes of your work for the Company and shall not disclose any Confidential Information to any person or persons outside of the Company. You further agree to store and maintain all Confidential Information in a secure place. On the termination of this Agreement, you shall in your discretion either deliver all records, data, information, and any other documents produced or acquired during the performance of this Agreement and all copies thereof to Company or destroy them. Such material shall at all times remain the exclusive property of Company, unless otherwise agreed in writing. Upon termination, you agree to make no further use of any Confidential Information.

It is expressly understood that you shall not be liable for disclosure of any Confidential Information if the same: (a) was in the public domain at the time it was disclosed to you; (b) is disclosed with the prior written approval of Company; (c) becomes known to you from a source other than the Company without breach of this Agreement by you; or (d) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body.

8. Representations and Warranties. Each Party hereby represents, warrants and covenants that such Party is free to enter into this Agreement and perform its respective duties and obligations hereunder. Each Party further represents and warrants that such Party’s execution, delivery and performance of this Agreement will not result in any default under, conflict with, or constitute a breach of any agreement entered into between such Party and a third party, or violate any law, rule, order, writ, judgment, regulation, award, injunction, or decree binding on or affecting such Party.

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9. Indemnification.

a.	Indemnification by Advisor: Consultant agrees to indemnify, defend, and hold harmless the Company and the Company’s employees, agents, representatives, principals, parents, subsidiaries, affiliates, directors, and officers harmless from and against any and all third party claims, actions, liabilities, damages, and out of pocket fees, costs and expenses (including, without limitation, attorney’s fees and costs)(each, a “Claim”) to the extent that such Claim arises out of or relates to Consultant’s breach of any of Consultant’s representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that in no event shall Consultant be required to indemnify the Company in the event that such Claim is the result of the Company and/or the Company’s designees’ or other representatives’ willful misconduct, or failure to comply with the terms of any agreement or contract entered into by the Company with any third party.

b.	Indemnification by The Company: The Company agrees to indemnify, defend, and hold harmless Consultant and Consultant’s employees, agents, representatives, principals, parents, subsidiaries, affiliates, directors and officers from and against any and all third party Claims to the extent that such Claim arises out of or relates to: (i) the infringement, misappropriation or violation of a third party’s intellectual property rights, to the extent that the infringing materials were: (a) not provided by Consultant, or (b) provided by Consultant, but used in a manner not intended or directed by Consultant; (ii) breach of any of the Company’s representations, warranties, covenants or agreements set forth in this Agreement; (iii) any Claims arising due to use of any of the Company’s products or services; or (iv) any violation of law by the Company or the Company’s representatives. For the avoidance of doubt, the absence of insurance shall not diminish the Company’s obligations hereunder.

10. Relationship of the Parties. The Company hereby engages Consultant strictly as an independent contractor for the purpose of providing the Services. As an independent contractor, Consultant is free to provide similar services to other entities and/or individuals not affiliated with the Company during the Term, and the provision of such services shall not be considered a breach of this Agreement. Consultant shall coordinate the furnishing of the Services pursuant to this Agreement with the Company in such a way as to generally conform to the requests and/or needs of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details regarding the manner of performance of Consultant’s Services hereunder shall be within the sole control and discretion of Consultant .

11. Dispute Resolution. It is agreed that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be exclusively governed by Florida law without reference to conflict of law provisions. The parties further agree to submit to personal jurisdiction in the courts of the State of Florida, County of Palm Beach as such courts shall serve as the exclusive venue for all dispute resolution. The prevailing party in any suit, action or proceeding arising out of or relating in any way to this Agreement shall be entitled to receive as part of the judgment its reasonable attorneys’ fees, costs and expenses (including reasonable attorney’s fees) incurred in connection with such suit, action or proceeding.

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12. Miscellaneous.

(a) Section headings set forth in this Agreement are employed in this Agreement for reference purposes only and shall not affect the interpretation or meaning of this Agreement. Any notice or report required or permitted to be given under this Agreement shall be deemed given if delivered by email. If to the Company, email to, Jarrett Boon at jschur@drinksafetyshot.com and Scott Barlow, the Company’s General Counsel at scott@barlowlegal.net.

(b) This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter contained herein. This Agreement may not be amended in any respect other than by a written instrument signed by both parties.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

(d) If any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent the enforcement of any other provision hereof.

(e) The Consultant shall not assign this Agreement or delegate any obligation hereunder without the prior written consent of the Company.

(f) The failure by either party to insist upon strict performance of any of the obligations set forth in any provision of this Agreement on any occasion shall not be deemed a waiver of such party’s rights under that or any other provision hereof.

If this Agreement as written is satisfactory to, it is requested that you execute and return the original and one copy to us, retaining the third copy for your file.

Very truly yours,

SAFETY SHOT, INC.

By:	/s/ Jarrett Boon
Name:
Title:
Dated:

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AGREED TO AND ACCEPTED:

CORE 4 CAPITAL CORP.

By:	/s/ Joel Schur
Name:	Joel Schur
Title:	President
Date:	September __, 2024

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EXHIBIT A

Scope of Work:	Company hereby engages Core 4, and Core 4 accepts the Company’s engagement to provide the Company with the Services as directed and at the discretion of Company’s Chairman and CEO in all areas of finance and corporate strategy.

Consideration:	In exchange for Core 4’s agreement to perform the Services, Core 4 shall receive 1,250,000 shares of Safety Shot restricted stock (the “Shares”). The Shares shall vest in equal quarterly installments such that 625,000 shares shall vest on December 31, 2024, and 625,000 shares shall vest on March 31, 2025. The Services provided hereunder include the advice and guidance provided to the Company during the 3-day strategy session with the Company’s key management team held in Greenwich, Connecticut from August 8 to August 10, 2024.

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